Exhibit 1.01
Navistar International Corporation
Conflict Minerals Report
For the Year Ended December 31, 2018

I: Introduction and Company Overview
This is the Conflict Minerals Report of Navistar International Corporation (herein referred to as “Navistar,” the “company,” “we,” or “our”) for calendar year 2018 in accordance with Rule 13p-1 under the Securities and Exchange Act of 1934 (“Rule 13p-1”). Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, with gold, “3TG”).
Navistar is an international manufacturer of International® brand commercial and military trucks, proprietary diesel engines, and IC Bus ® ("IC") brand school and commercial buses, as well as a provider of service parts for trucks and diesel engines. We also provide retail, wholesale, and lease financing services for our trucks and parts.
Our Truck segment manufactures and distributes Class 4 through 8 trucks, buses, and military vehicles under the International and IC brands, along with production of proprietary engines, primarily in the North America markets that include the U.S., Canada, and Mexico. Our Truck segment also includes our truck export business under the International and IC brands as well as products that support the military truck product lines. The proprietary engines produced in North America are primarily used in our trucks and buses.
Our Parts segment supports our brands of International commercial trucks, IC buses, and proprietary engines, as well as our other product lines, by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts.
Our Global Operations segment includes business that derives revenue from outside our Truck and Parts segments and primarily consists of the operations of our wholly owned subsidiary, International Industria Automotiva da America do Sul Ltda ("IIAA"). IIAA is a leader in the South American mid-range diesel engine market, manufacturing and distributing mid-range diesel engines and providing customers with additional engine offerings in the agriculture, marine, genset, and light truck markets. The Global Operations segment includes the operating results of our former joint venture in China with Anhui Jianghuai Automobile Co ("JAC").

II: Reasonable Country of Origin Inquiry
The products, which Navistar manufactures, are complex and typically contain thousands of parts from multiple suppliers. Navistar’s performance requirements for its products often require the use of 3TG.
We conducted an inquiry of our suppliers in accordance with the Step 1 of the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas of the Organization for Economic Cooperation and Development (“OECD”). For calendar year 2018, Navistar undertook a Reasonable Country of Origin Inquiry (“RCOI”) focused on our direct suppliers for our Truck segment. Our Truck segment accounted for approximately 73% of Navistar’s net sales and revenues for fiscal year 2018.
We sent out a notification to Navistar’s in-scope suppliers informing them about the Conflict Minerals disclosure requirements. We requested they complete a Conflict Minerals survey using the template developed by the Responsible Minerals Initiative ("RMI"), known as the RMI Conflict Minerals Reporting Template ("CMRT").

OECD Step 1. Establish Strong Company Management Systems
Navistar continues to use the management systems initially developed in 2013 to support its Conflict Minerals compliance efforts. These include:

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A cross-functional Conflict Minerals project team comprised of executive level management along with coordinators from various groups including Purchasing, Legal, Accounting, and other groups as required.

•	A Corporate Conflict Minerals Policy, posted on our website.

•	http://www.navistar.com/navistar/whoweare/sustainability

•	A resolution response mechanism that allows parties to contact Navistar with Conflict Minerals related concerns via email at: Conflict.Minerals@Navistar.com.

•	Record retention procedures that extend beyond the OECD’s current 5-year requirement.

•	Engagement with in-scope suppliers by issuing a notice stating that Navistar is subject to Section 1502 of the Dodd-Frank Act and that their cooperation in responding to a survey is expected.

•	Participation in industry working group led by the National Association of Manufacturers (“NAM”); extensively leveraging materials provided by RMI.

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Revised terms and conditions in existing supplier contracts, to be implemented upon supplier contract renegotiation, with language requesting suppliers to report RCOI of parts containing 3TG and notify Navistar of any reported RCOI status changes.

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Terms and conditions in new supplier contracts for direct purchases with language requesting suppliers to report the RCOI of parts containing 3TG and notify Navistar of any reported RCOI status changes.

OECD Step 2. Identify and Assess Risks in the Supply Chain
Navistar’s efforts to identify risks in the supply chain include:

•	In 2018, Navistar surveyed 971 direct suppliers in our Truck segment.

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Navistar received a 90% response rate from direct suppliers. Navistar relies on our suppliers to provide us with information in regards to any 3TG in their products as well as the source of any Conflict Minerals. This response rate covered 95% of direct material spend for our Truck segment.

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Responses Navistar received were subject to a red flag review. This red flag review was based on an assessment of supplier answers to questions contained in the RMI CMRT that suggested incomplete or inconsistent responses.

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Navistar included an additional red flag control to identify smelters that are not on the standard smelter list and requested additional follow-up to ensure suppliers were providing valid smelter information.

III: Due Diligence Design and Performance
Design of Due Diligence
Navistar designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Framework”) and related supplements for 3TG.

Due Diligence Performed
OECD Step 3. Design and Implement a Strategy to Respond to Identified Risks
Actions taken by Navistar to respond to identified risks include:

•	Monitored supplier responses received on a weekly basis.

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After the internal survey deadline, Navistar's Conflict Minerals program manager conducted personalized outreach to non-responsive suppliers to provide clarity around the Conflict Minerals Rule and encourage completion of a CMRT.

•	For the red flags, which were identified, we sent follow-up corrective action letters asking for clarification from suppliers that provided incomplete or inconsistent responses.

•	Suppliers who received corrective action letters were asked to reassess their initial survey responses and provide additional information where appropriate.

•	Suppliers that did not respond to Navistar’s initial survey were sent up to five reminder letters requesting that they respond to our survey request.

•	Recalcitrant suppliers were engaged directly by our Conflict Minerals Team to advise them to complete the surveys in a timely manner.

•	We continue to monitor and react to communications our Conflict Minerals team receives.

OECD Step 4. Carry Out Independent Third-Party Audit of Smelter/Refiner Due Diligence Practices
Navistar is a downstream consumer of necessary 3TG and is generally many steps removed from smelter and refiners who provide minerals and ores. Navistar does not directly purchase 3TG from any smelter or refiners, and does not, to the best of its knowledge, directly purchase from the Democratic Republic of the Congo (DRC) and its adjoining countries (the “Covered Countries”). Therefore, as contemplated by the OECD Framework for downstream companies, Navistar does not perform or direct audits of smelters and refiners within the supply chain. As a result, Navistar’s due diligence efforts rely on cross-industry initiatives such as those led by the Responsible Minerals Assurance Process (RMAP), to conduct smelter and refiner due diligence.

OECD Step 5. Report Annually on Supply Chain Due Diligence
This report and the associated Form SD are available online at the bottom right portion of the sustainability page of the Navistar website: http://www.navistar.com/navistar/whoweare/sustainability

IV: Due Diligence Results
In 2018, our efforts to determine the mine or location of origin with the greatest possible specificity encompass our due diligence measures described above, including, for example

•	Surveying suppliers.

•	Reviewing the entities identified as smelter by our suppliers against information provided by the RMAP to identify the smelters that are compliant.

•	Reviewing available information regarding the sourcing of Conflict Minerals that may have been processed by reported facilities.
Through our efforts to follow the OECD Framework and requesting our suppliers to complete the RMI CMRT, we have determined that seeking information about 3TG smelters and refiners in our supply chain presents the most reasonable effort we can make to determine the mines or locations or origin of the 3TG in our supply chain.
We reviewed the responses from our suppliers and our analysis indicates that many contained inconsistencies or incomplete data. Furthermore, although most suppliers provided responses that listed the known smelter/refiners in their supply chain, they did not specify which smelter/refiners were associated with products shipped to Navistar.
Of the credible responses where information on specific products shipped to Navistar were received, three suppliers have indicated that they may have sourced from the Covered Countries. These three suppliers have identified their RMAP Active Smelters and Refiners, which are located in Appendix A - RMAP Active Smelters and Refiners.

V: Continuous Improvement Efforts to Mitigate Risk
Navistar intends to take the following steps to improve the number and quality of supplier responses in the next compliance period and to mitigate and risks that the necessary 3TG used in Navistar products may benefit armed groups:

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Continue Navistar's Conflict Minerals Program Manager’s personalized outreach to non-responsive suppliers to confirm the appropriate supplier representative is identified and responsive prior to the 2019 reporting period. This will allow Navistar to increase the accuracy of supplier data, educate suppliers around the rule, and encourage survey completion in the future.

•	Follow-up with non-responsive suppliers will continue to be performed prior to the initial survey deadline to allow more time for red flag analysis and due diligence efforts in 2019.

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All suppliers, whose response indicated that they might have sourced from the DCR and adjoining countries, received an additional follow-up letter encouraging them to source from conflict-free smelters and a copy of Navistar’s Conflict Minerals Policy.

•	Work with relevant trade associations to define and improve best practices.

Caution Concerning Forward-Looking Statements
Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended ("Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

Appendix A - RMAP Active Smelters and Refiners

Smelter_ID_CFSI	Metal	Smelter Reference List	Smelter Country	Smelter State Province Region
CID000077	Gold	Argor-Heraeus S.A.	SWITZERLAND	Mendrisio, Ticino
CID000292	Tin	Alpha	UNITED STATES OF AMERICA	Altoona, Pennsylvania
CID000309	Tin	PT Aries Kencana Sejahtera	INDONESIA	Pemali, Kepulauan Bangka Belitung
CID000315	Tin	CV United Smelting	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID000438	Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Oruro, Oruro
CID000468	Tin	Fenix Metals	POLAND	Chmielów, Podkarpackie
CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Gejiu, Yunnan Sheng
CID000942	Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Gejiu, Yunnan Sheng
CID001070	Tin	China Tin Group Co., Ltd.	CHINA	Laibin, Guangxi Sheng
CID001105	Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Butterworth, Pulau Pinang
CID001153	Gold	Metalor Technologies S.A.	SWITZERLAND	Marin, Neuchâtel
CID001173	Tin	Mineracao Taboca S.A.	BRAZIL	Bairro Guarapiranga, Pirapora do Bom Jesus City, São Paulo
CID001182	Tin	Minsur	PERU	Paracas, Ika
CID001191	Tin	Mitsubishi Materials Corporation	JAPAN	Asago, Hyogo
CID001337	Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Oruro, Oruro
CID001352	Gold	PAMP S.A.	SWITZERLAND	Castel San Pietro, Ticino
CID001402	Tin	PT Babel Inti Perkasa	INDONESIA	Lintang, Kepulauan Bangka Belitung
CID001419	Tin	PT Bangka Tin Industry	INDONESIA	Sungailiat, Kepulauan Bangka Belitung
CID001421	Tin	PT Belitung Industri Sejahtera	INDONESIA	West Belitung, Kepulauan Bangka Belitung
CID001428	Tin	PT Bukit Timah	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001434	Tin	PT DS Jaya Abadi	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001438*	Tin	PT Eunindo Usaha Mandiri	INDONESIA	Karimun, Kepulauan Riau
CID001453	Tin	PT Mitra Stania Prima	INDONESIA	Sungailiat, Kepulauan Bangka Belitung
CID001457	Tin	PT Panca Mega Persada	INDONESIA	Sungailiat, Kepulauan Bangka Belitung
CID001458	Tin	PT Prima Timah Utama	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001460	Tin	PT Refined Bangka Tin	INDONESIA	Sungailiat, Kepulauan Bangka Belitung

CID001463	Tin	PT Sariwiguna Binasentosa	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001468	Tin	PT Stanindo Inti Perkasa	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001477	Tin	PT Timah Tbk Kundur	INDONESIA	Kundur, Riau
CID001482	Tin	PT Timah Tbk Mentok	INDONESIA	Mentok, Kepulauan Bangka Belitung
CID001490	Tin	PT Tinindo Inter Nusa	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID001512	Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Germiston, Gauteng
CID001539	Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Taoyuan, Taoyuan
CID001898	Tin	Thaisarco	THAILAND	Amphur Muang, Phuket
CID001916	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Laizhou, Shandong Sheng
CID002003	Gold	Valcambi S.A.	SWITZERLAND	Balerna, Ticino
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Ariquemes, Rondônia
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Gejiu, Yunnan Sheng
CID002180	Tin	Yunnan Tin Company Limited	CHINA	Gejiu, Yunnan Sheng
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Sanmenxia, Henan Sheng
CID002503	Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Sungailiat, Kepulauan Bangka Belitung
CID002530	Tin	PT Inti Stania Prima	INDONESIA	Sungailiat, Kepulauan Bangka Belitung
CID002593	Tin	PT Rajehan Ariq	INDONESIA	Pangkal Pinang, Kepulauan Bangka Belitung
CID002773	Tin	Metallo Belgium N.V.	BELGIUM	Beerse, Antwerpen
CID002776	Tin	PT Bangka Prima Tin	INDONESIA	Pangkalan Baru, Kepulauan Bangka Belitung
CID002816	Tin	PT Sukses Inti Makmur	INDONESIA	Sungai Samak, Kepulauan Bangka Belitung
CID002835	Tin	PT Menara Cipta Mulia	INDONESIA	Mentawak, Kepulauan Bangka Belitung
* Removed 11/28/2018 by the RMI due to no longer being an operating smelter / refiner